UNITED REALTY TRUST INCORPORATED

SHARE REPURCHASE PROGRAM

Adopted on               , 2012

The board of directors (the “Board of Directors”) of United Realty Trust Incorporated, a Maryland corporation (the “Company”), has adopted a Share Repurchase Program (this “SRP”), the terms and conditions of which are set forth below.

1.          Qualifying Stockholders. “Qualifying Stockholders” are holders of the Company’s shares of common stock, par value $0.01 per share (the “Common Shares”) who have held their Common Shares for at least one year.

2.          Share Repurchase. Subject to the terms and conditions of this SRP, including the limitations on repurchases set forth in Section 5 below and the procedures for repurchase set forth in Section 6 below, Qualifying Stockholders may request that the Company repurchase all or any portion of such Qualifying Stockholder’s Common Shares on any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close (“Business Day”). The Company will pay repurchase proceeds, less any applicable tax or other withholding required by law, by the third Business Day following the day on which a repurchase request is received pursuant to this SRP (the “Repurchase Request Day”). If the repurchase request day is after the record date for a distribution payment but prior to the payment date for such distribution, the Qualifying Stockholder will be entitled to receive such distribution with respect to the repurchased Common Shares because the Qualifying Stockholder held them on the record date.

3.          NAV Pricing Start Date. The date on which the Company expects to begin establishing its daily net asset value (“NAV”) per Common Share (the “NAV Pricing Start Date”) will be the earliest to occur of: (a) the Company investing in assets with an aggregate cost, including the Company’s pro rata share of debt attributable to such assets, in excess of $1 billion; (b) the Company raising net offering proceeds of in excess of $650 million in its initial public offering; and (c) the date that is 29 months following the commencement of the Company’s initial public offering.

4.           Repurchase Price.

(a)          Until the NAV Pricing Start Date, Qualifying Stockholders may present their Common Shares for repurchase (i) in the case of Hardship, as defined in Section 8 below, at the total offering price paid, or (ii) in the sole discretion of the United Realty Advisors LP, a Delaware limited partnership and an affiliate of the Company (the “Advisor”), at a price equal to 92% of the total offering price paid, but in neither event at a price greater than the offering price per Common Share under the Company’s distribution reinvestment program (the “DRIP”), as described in the Company’s Prospectus.

(b)          Commencing on the NAV Pricing Start Date, (i) if a Qualifying Stockholder’s repurchase request is received before 4:00 p.m. Eastern time on a Business Day, such Common Shares will be repurchased at a price equal to 95% of the NAV per Common Share (subject to the limitation that if the Company’s initial public offering is still ongoing, in no event will the repurchase price following the NAV Pricing Start Date exceed the then-current offering price under the initial public offering), calculated after the close of business on that day, and (ii) if a Qualifying Stockholder’s request is received after 4:00 p.m. Eastern time on any Business Day, or received on a day other than a Business Day, such Common Shares will be repurchased at 95% of the NAV per Common Share (subject to the limitation that if the Company’s initial public offering is still ongoing, in no event will the repurchase price following the NAV Pricing Start Date exceed the then-current offering price under the Company’s initial public offering), calculated after the close of business on the next Business Day.

5.           Limitations on Repurchases.

(a)          Notwithstanding anything contained in this SRP to the contrary, prior to the NAV Pricing Start Date, the Company will limit the aggregate number of Common Shares repurchased during any calendar quarter to 1.25% of the weighted average number of Common Shares outstanding during the previous calendar quarter. Following the NAV Pricing Start Date, the Company will limit the aggregate value of Common Shares repurchased during any calendar quarter to 5% of the estimated value of the Company’s assets (the “NAV”) as of the last day of the previous calendar quarter or as of the NAV Pricing Start Date if it occurred during the then-current quarter.

(b)          If the Company reaches its quarterly limit under this SRP, if this SRP is suspended, or if funds available for this SRP are not sufficient to accommodate all repurchase requests, Common Shares will be repurchased as follows: (a) first, pro rata as to repurchases upon the death of a stockholder; (b) next, pro rata as to repurchases from stockholders who demonstrate, in the discretion of the Board of Directors, a Bankruptcy, as defined in Section 6(c) below; (c) next, pro rata as to repurchases from stockholders subject to a mandatory distribution requirement under such stockholder’s IRA; (d) next, pro rata as to repurchases from stockholders who have demonstrated another involuntary exigent circumstance, as approved by the Board; and (e) finally, pro rata as to all other repurchase requests.

(c)          If the Board of Directors believes, in its business judgment, that repurchases may unnecessarily burden the Company’s short-term or long-term liquidity, adversely affect the Company’s operations or have a material adverse impact on non-repurchasing stockholders, then prior to the beginning of any quarter, the Board of Directors may set a more restrictive limit on the number of Common Shares that may be repurchased in such quarter.

(d)          The Company shall have no obligation to repurchase Common Shares if the repurchase would violate the restrictions on distributions under the Maryland General Corporation Law, as amended, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

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6.           Procedures for Repurchase.

(a)          A Qualifying Stockholder presenting his, her or its Common Shares for repurchase must present at least 25% of such Qualifying Stockholder’s Common Shares to the Company for repurchase; provided, however, that if the repurchase is being requested due to a Hardship, as defined in Section 8 below, and if the repurchase request is made within 180 days of the event giving rise to the Hardship, a minimum of 10% of the Qualifying Stockholder’s Common Shares may be presented for repurchase; and provided, further, however, that for any future repurchase request by such Qualifying Stockholder to be granted, the Qualifying Stockholder must present for repurchase at least 25% of such Qualifying Stockholder’s remaining Common Shares. For the avoidance of doubt, the Qualifying Stockholder’s estate, heir or beneficiary may present Common Shares to the Company for repurchase.

(b)          An estate, heir or beneficiary that wishes to have Common Shares repurchased following the death of a Qualifying Stockholder must mail or deliver to the Company a written request on a form provided by the Company, including evidence acceptable to the Board of Directors of the death of the Qualifying Stockholder, and executed by the executor or executrix of the estate, the heir or beneficiary, or their trustee or authorized agent.

(c)          A Qualifying Stockholder that wishes to have Common Shares repurchased following a Bankruptcy must mail or deliver to the Company a written request on a form provided by the Company, including evidence acceptable to the Board of Directors, such as a petition or other court filing evidencing such Qualifying Stockholder’s Bankruptcy. A “Bankruptcy” as to a Qualifying Stockholder means (i) the filing of a petition for relief as to such Qualifying Stockholder as debtor or bankrupt under the Bankruptcy Code of 1978, as amended, or similar provision of law of any jurisdiction (except if such petition is contested by such Qualifying Stockholder and has been dismissed within 90 days of the filing of such petition); (ii) the insolvency or bankruptcy of such Qualifying Stockholder as finally determined by a court proceeding; (iii) the filing by such Qualifying Stockholder of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Qualifying Stockholder or a substantial part of his, her or its assets; or (iv) the commencement of any proceedings relating to such Qualifying Stockholder as a debtor under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such Qualifying Stockholder or another; provided, that if such proceeding is commenced by another, such Qualifying Stockholder has indicated his, her or its approval of such proceeding, has consented thereto or acquiesced therein, or such proceeding has been contested by such Qualifying Stockholder and has not been finally dismissed within 90 days of the filing of such petition.

(d)          A Qualifying Stockholder that wishes to have Common Shares repurchased after becoming subject to a mandatory distribution under such Qualifying Stockholder’s IRA must mail or deliver to the Company a written request on a form provided by the Company, including evidence acceptable to the Board of Directors of such Qualifying Stockholder being subject to a mandatory distribution, such as a notice from the manager or administrator of such IRA evidencing that such Qualifying Stockholder is subject to a mandatory distribution.

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(e)          Qualifying Stockholders may make repurchase requests by mail to 44 Wall Street, Second Floor, New York, NY 10005, or by notifying a customer service representative on the Company’s toll-free, automated telephone line, (855) REIT-NAV (the “Customer Service Line”). The Customer Service Line will be open on each Business Day between the hours of 9:00 a.m. and 7:00 p.m. (Eastern time). A Qualifying Stockholder who wishes to have Common Shares repurchased by mail must mail or deliver to the Company a written request on a form provided by the Company and executed by the Qualifying Stockholder, its trustee or authorized agent. If the Common Shares are to be repurchased under any conditions outlined herein, the Company will forward any documents necessary to effect the repurchase, including any signature guaranty the Company may require. Qualifying Stockholders may make multiple requests for repurchase during the quarter but may not exceed the maximum limits of repurchase established by the Advisor.

7.           Termination, Suspension or Amendment of this SRP by the Company. The Board of Directors or the Advisor may, at any time and from time to time, (a) change the repurchase price; or (b) otherwise amend the terms of, suspend or terminate this SRP. This SRP immediately will terminate if the Common Shares are listed on any national securities exchange or if the Company merges with a listed company. Any material modification, suspension or termination of this SRP by the Board of Directors or the Advisor will be disclosed to stockholders promptly, and not later than 30 days before such action, in reports the Company files with the SEC, as well as in a press release or via the Company’s website.

8.           Hardship. “Hardship” shall mean: (i) the death of a Qualifying Stockholder; (ii) the Bankruptcy of a Qualifying Stockholder; (iii) a mandatory distribution under a Qualifying Stockholder’s IRA; or (iv) another involuntary exigent circumstance as approved by the Board.

9.           Cancellation or Rescission of a Repurchase Request. A Qualifying Stockholder may cancel a repurchase request before it has been processed by notifying a customer service representative available on the Customer Service Line. Repurchase requests submitted before 4:00 p.m. Eastern Time on a Business Day must be cancelled before 4:00 p.m. Eastern Time on the same day. Repurchase requests received after 4:00 p.m. Eastern Time on a Business Day, or at any time on a day that is not a Business Day, must be cancelled before 4:00 p.m. Eastern Time on the next Business Day. If the Company files a pricing supplement disclosing a change in the NAV per Common Share by more than 5% from the NAV per Common Share disclosed in the last filed prospectus or pricing supplement, all Qualifying Stockholders whose repurchase requests have not been processed will have the right to rescind the repurchase transaction within ten days of such filing. If the repurchase request is not cancelled or rescinded before the applicable time described above, the Qualifying Stockholder will be contractually bound to the repurchase of the Common Shares and will not be permitted to cancel or rescind the request prior to the payment of repurchase proceeds.

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10.           Liquid Assets. The Company intends, following the NAV Pricing Start Date, to maintain the following percentage of the overall value of the Company’s portfolio in liquid assets that can be liquidated more readily than properties: (a) 15% of the NAV up to $333 million; (b) 10% of the NAV between $333 million and $667 million; and (c) 5% of the NAV in excess of $667 million. However, Qualifying Stockholders should not expect that the Company will maintain liquid assets at or above these levels. To the extent that the Company maintains borrowing capacity under a line of credit, such available amount will be included in calculating the Company’s liquid assets. The Advisor will consider various factors in determining the amount of liquid assets the Company should maintain, including but not limited to the Company’s receipt of proceeds from sales of additional Common Shares, the Company’s cash flow from operations, available borrowing capacity under a line of credit, if any, the Company’s receipt of proceeds from any asset sale, and the use of cash to fund repurchases. The Board of Directors will review the amount and sources of liquid assets on a quarterly basis.

11.           Liability of the Company. The Company shall not be liable for any act done in good faith or for any good faith omission to act under this SRP.

12.           Governing Law. This SRP shall be governed by the laws of the State of Maryland.

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